EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-139178) pertaining to the Nonqualified Deferred Compensation Plan of Live Nation, Inc.,

(2)	Registration Statement (Form S-8 No. 333-132949) pertaining to the 2005 Stock Incentive Plan of Live Nation, Inc., and

(3)	Registration Statement (Form S-3 No. 333-148930) of Live Nation, Inc.;

of our report dated February 27, 2008, with respect to the consolidated financial statements and schedule of Live Nation, Inc. incorporated herein by reference, and our report dated February 27, 2008, with respect to the effectiveness of internal control over financial reporting of Live Nation, Inc., included in this annual report of Live Nation, Inc. (Form 10-K) for the year ended December 31, 2007.

/s/    Ernst & Young LLP

Los Angeles, California

February 27, 2008